Murphy USA and Core-Mark Enter Strategic Supply Agreement

EL DORADO, AR and SOUTH SAN FRANCISCO, CA - 10/07/15 - Murphy USA Inc. (NYSE: MUSA) and Core-
Mark Holding Company, Inc. (NASDAQ: CORE) announced today that they have entered into a five year supply agreement whereby Core-Mark will be the primary wholesale distributor to Murphy USA, delivering over 75% of the merchandise sold in their stores. Services under this contract are expected to begin in the first quarter of 2016 and estimated to generate approximately $1.7 billion in annualized revenue for Core-Mark while creating efficiencies and a strategic supply chain relationship for Murphy USA.

"We are confident the Core-Mark team will be an excellent strategic partner for Murphy USA, and we look forward to working together to achieve our mutual goals of profitable growth, efficient operations and superior execution for our stores and our customers," said Andrew Clyde, President and Chief Executive Officer of Murphy USA.

"This contract win, driven by our trusted relationships and transparent approach, is a bell weather moment for this organization," said Thomas B. Perkins, President and Chief Executive Officer of Core-Mark. "We are committed to serving
Murphy USA stores with operational excellence and an innovative approach."

Murphy USA
Murphy USA is a leading marketer of retail motor fuel products and convenience merchandise with over 1,275 locations in 23 states across the Southwest, Southeast and Midwest United States. Its stores are 100% company operated. For more information, please visit corporate.murphyusa.com.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North
America. Founded in 1888, Core-Mark offers a full range of products, marketing programs, and technology solutions to over
36,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the
Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.
com.